PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 28 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                              May 10, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                            -----------------------

     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          $300,000,000

Maturity Date:             May 14, 2004

Interest Accrual
   Date:                   May 15, 2001

Interest Payment
   Dates:                  Each February 14, May
                           14, August 14 and
                           November 14,
                           commencing August 14,
                           2001

Initial Interest Rate:     To be determined two
                           London banking days
                           prior to the Original
                           Issue Date

Base Rate:                 LIBOR

Index Maturity:            3 Months

Spread
(Plus or Minus):           Plus 0.30% per annum

Index Currency:            U.S. Dollars

Interest Payment
   Period:                 Quarterly

Specified Currency:        U.S. Dollars

Issue Price:               100%

Settlement Date
   (Original Issue Date):  May 15, 2001

Initial Interest Reset
   Date:                   August 14, 2001

Interest Reset Dates:      Same as Interest
                           Payment Dates

Interest Reset Period:     Quarterly

Interest Determination
   Dates:                  Two London banking
                           days prior to each
                           Interest Reset Date

Reporting Service:         Telerate (Page 3750)

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co.
                           Incorporated

Calculation Agent:         The Chase
                           Manhattan Bank

Minimum
   Denomination:           $1,000

CUSIP:                     61745ERM5

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


MORGAN STANLEY DEAN WITTER
     LOOP CAPITAL MARKETS
          MURIEL SIEBERT & CO. INC

Plan of Distribution:

     On May 10, 2001, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes set forth opposite their respective names below at a net price of 99.717%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a selling concession of 0.113% and a combined management and underwriting commission of .17% of the principal amount of these Senior Floating Rate Notes.

                                                     Principal Amount of
                                                      Senior Floating
                Name                                   Rate Notes
                ----                                 -------------------
Morgan Stanley & Co. Incorporated.......                $294,000,000
Loop Capital Markets, LLC...............                   3,000,000
Muriel Siebert & Co. Inc................                   3,000,000
                                                        ------------
     Total..............................                $300,000,000
                                                        ============





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